FOR IMMEDIATE RELEASE	For More Information Contact:
April 18, 2006	Cynthia Jamison, (864) 984-8395
cjamison@palmettobank.com

Palmetto Bancshares, Inc. Reports
7% Quarterly Earnings Increase

UPSTATE, SC - Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank, reported net income for the quarter ending March 31, 2006 of $3.7 million compared to $3.4 million reported during the same period of 2005.  Net income per share (diluted) was $0.57 for the first three months of 2006, an 8% increase over the $0.53 per diluted share during the same period of 2005.  For the quarter ended March 31, 2006, Palmetto Bancshares, Inc. reported a 16.22% return on average shareholders' equity and a 1.36% return on average assets.

Total assets at quarter end were $1.1 billion, up 8% or $82.5 million over the quarter ended March 31, 2005.  When comparing the same periods, total loans increased 7% to $863.8 million, and total deposits increased 13% to $984.9 million.

Celebrating 100 years of service in the Upstate, The Palmetto Bank manages $1.8 billion in assets including Commercial Banking, Trust and Investment Group and Mortgage Servicing.  The Palmetto Bank is the fifth largest independent state-chartered commercial bank in South Carolina with 31 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens and Spartanburg.

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